Exhibit 99.4 ABN AMRO Series 2003-1 Aggregate Statement of Principal and Interest Distributions to Certificateholders for January 2003 to December 2003
Class	Principal	Interest	Ending Principal Balance
A-1	17,260,799.87	1,459,240.21	22,099,100.13
A-2	78,599,111.34	5,053,124.35	65,902,888.66
A-3	0.00	770,825.00	16,818,000.00
A-4	0.00	820,875.00	17,910,000.00
A-P	64,681.16	0.00	476,140.84
A-X	0.00	592,307.19	7,936,897.26
B-1	23,528.71	24,922.65	531,233.29
B-2	18,822.98	19,938.15	424,987.02
B-3	4,705.72	4,984.52	106,246.28
B-4	4,705.72	4,984.52	106,246.28
B-5	9,429.23	9,987.89	212,893.99
M	56,468.93	59,814.41	1,274,961.07
R	100.00	0.42	0.00
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